Exhibit 99.2

EMC ACQUISITION, LLC

Independent Auditor’s Report

Members of

EMC Acquisition, LLC

Miramar, FL

We have audited the accompanying consolidated financial statements of EMC Acquisition, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in members’ (deficit) equity, and cash flows for the three years ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMC Acquisition, LLC and its subsidiaries as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the three years ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Certified Public Accountants
Miami, Florida
September 23, 2016

EMC ACQUISITION, LLC
CONSOLIDATED BALANCE SHEETS
(In thousands, except unit and per unit data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$7,484	$3,226
Restricted cash	15,930	110
Accounts receivable, net	21,486	19,457
Inventories	13,454	10,273
Prepaid expenses and other	7,710	3,976
Total current assets	66,064	37,042
Prepaid expenses and other, non-current	24,800	5,109
Restricted cash, non-current	1,551	7,249
Property, plant and equipment, net	89,313	46,406
Equity method investments	61,028	—
Intangible assets, net	100,277	74,159
Goodwill	100,089	49,157
Deferred tax assets	4,089	784
Total assets	$447,211	$219,906
Liabilities, redeemable preferred stock and member's (deficit) equity
Current liabilities:
Accounts payable	$16,111	$9,513
Deferred revenues	5,665	1,038
Accrued expenses	24,388	9,582
Obligations under capital leases	359	577
Current maturities of long-term debt	2,750	1,701
Total current liabilities	49,273	22,411
Non-current liabilities:
Deferred revenues, non-current	2,355	2,661
Accrued expenses, non-current	13,203	4,975
Obligations under capital leases, non-current	383	749
Long-term debt	360,980	177,460
Mandatorily redeemable preferred stock	11,708	—
Deferred tax liabilities	53,352	—
Total liabilities	491,254	208,256
Commitments and contingencies:
Redeemable preferred stock of EMC Acquisition Holdings Inc. (Parent)	38,045	—
Member's (deficit) equity:
Membership units $ 1 par value, 100 membership units authorized and outstanding as of December 31, 2015 and 2014	—	—
Additional paid in capital	67,231	69,331
Foreign tax credits receivable	(6,507)	(3,756)
Accumulated deficit	(106,163)	(53,515)
Non cash dividends	(35,128)	—
Accumulated other comprehensive loss	(1,521)	(410)
Total member's (deficit) equity	(82,088)	11,650
Total liabilities, redeemable preferred stock and member's equity	$447,211	$219,906

See accompanying notes to these consolidated financial statements

EMC ACQUISITION, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(IN THOUSANDS)

	Years Ended December 31,
	2015	2014	2013
Revenue	$146,089	$102,735	$84,132
Operating expenses:
Direct costs	75,906	51,430	44,403
Payroll, selling, general and administrative expenses	61,484	32,368	21,899
Depreciation and amortization	37,365	26,507	22,066
Total operating expenses	174,755	110,305	88,368
Loss from operations	(28,666)	(7,570)	(4,236)
Other (expense) income:
Interest expense, net	(30,504)	(23,504)	(11,865)
Equity in earnings of Wireless Maritime Services, LLC	8,043	—	—
Equity in earnings of other joint ventures	33	—	—
Other expenses	(576)	(902)	(1,249)
Total other expense, net	(23,004)	(24,406)	(13,114)
Loss from operations before provision for income taxes	(51,670)	(31,976)	(17,350)
Income tax expense	(978)	(846)	(134)
Net loss	$(52,648)	$(32,822)	$(17,484)
Other comprehensive loss:
Foreign currency translation (loss) gain	(1,111)	(432)	22
Total comprehensive loss	$(53,759)	$(33,254)	$(17,462)

See accompanying notes to these consolidated financial statements

EMC ACQUISITION, LLC

CONSOLIDATED STATEMENTS OF MEMBER’S (DEFICIT) EQUITY

(in thousands, except unit data)

	LLC Membership Units
	Number of Units	Par Value	Additional Paid in Capital	Foreign Tax Credits Receivable	Dividends	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Member’s (Deficit) Equity
Balance at December 31, 2012	100	$—	$67,286	$—	$—	$(2,838)	$—	$64,448
Capital contribution in relation to issuance of Class A shares at EMC Acquisition Holdings Inc. (Parent)	—	—	1,000	—	—	—	—	1,000
Foreign tax credit generated in 2013	—	—	—	(1,627)	—	—	—	(1,627)
Distributions of foreign tax credits (August 31, 2013)	—	—	—	—	—	(371)	—	(371)
Foreign currency translation gain	—	—	—	—	—	—	22	22
Net loss	—	—	—	—	—	(17,484)	—	(17,484)
Balance at December 31, 2013	100	$—	$68,286	$(1,627)	$—	$(20,693)	$22	$45,988
Capital contribution in relation to issuance of Class A shares at EMC Acquisition Holdings Inc.	—	—	1,045	—	—	—	—	1,045
Foreign tax credit generated in 2014	—	—	—	(2,129)	—	—	—	(2,129)
Foreign currency translation loss	—	—	—	—	—	—	(432)	(432)
Net loss	—	—	—	—	—	(32,822)	—	(32,822)
Balance at December 31, 2014	100	$—	$69,331	$(3,756)	$—	$(53,515)	$(410)	$11,650
Capital contribution in relation to issuance of Class A shares at EMC Acquisition Holdings Inc. (Parent)	—	—	2,900	—	—	—	—	2,900
Capital distribution in relation to issuance of Class A shares at EMC Acquisition Holdings Inc. (Parent)	—	—	(5,000)	—	—	—	—	(5,000)
Foreign tax credit generated in 2015	—	—	—	(2,751)		—	—	(2,751)
Dividends (TRIO)	—	—	—	—	(35,128)	—	—	(35,128)
Foreign currency translation loss	—	—	—	—	—	—	(1,111)	(1,111)
Net loss	—	—	—	—	—	(52,648)	—	(52,648)
Balance at December 31, 2015	100	$—	$67,231	$(6,507)	$(35,128)	$(106,163)	$(1,521)	$(82,088)

See accompanying notes to these consolidated financial statements

EMC ACQUISITION, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net loss	$(52,648)	$(32,822)	$(17,484)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	37,365	26,507	22,066
Fixed assets and inventory write offs	1,174	(393)	(332)
Amortization of deferred financing fees	1,795	7,250	1,875
Loss on refinancing	4,404	—	—
Bad debt expense	1,678	683	303
Non cash interest expense	6,357	1,648	1,948
Distributions received from Wireless Maritime Services, LLC	8,330	—	—
Equity in earnings of Wireless Maritime Services, LLC	(8,043)	—	—
Equity in earnings of other joint ventures	(33)	—	—
Gain on sale of property and equipment	(180)	—	—
Deferred income taxes	(1,346)	—	—
Changes in operating assets and liabilities:
Accounts receivable	2,221	(7,020)	(7,902)
Other receivables	(1,301)	335	2,040
Prepaid expenses and other	8,607	585	(2,653)
Inventories	(2,079)	(4,198)	(2,006)
Accounts payable	3,408	(172)	2,276
Deferred revenues	(1,814)	(1,518)	(710)
Taxes payable	(418)	353	8
Payroll and social security taxes payable	11	(363)	(1,488)
Accrued expenses	(1,709)	(1,562)	1,136
Net cash provided by (used in) operating activities	5,779	(10,687)	(923)
Cash flows from investing activities:
Purchases of property, plant and equipment	(16,356)	(17,711)	(8,426)
Intangible assets	(5,229)	(6,124)	(1,082)
Acquisition of STM Group	—	—	(41,238)
Adjustment of purchase price STM acquisition	(42)	2,501	—
TRIO spin off	(596)	—	—
Adjustment of purchase price EMC sale	—	405	—
Acquisition of GIS Group	—	(6,997)	—
Acquisition of SeaMobile	(204,032)	—	—
Net cash used in investing activities	(226,255)	(27,926)	(50,746)
Cash flows from financing activities:
Cash held as collateral	269	2,135	551
Loan proceeds	423,194	168,750	52,400
Loan repayments	(183,160)	(128,742)	—
Financing costs	(16,858)	(5,372)	(3,349)
Capital contributions	2,900	1,044	1,000
Capital leases	(658)	—	—
Net cash provided by financing activities	225,687	37,815	50,602
Effect of foreign currency exchange rate changes on cash and cash equivalents	(953)	(194)	46
Net increase (decrease) in cash and cash equivalents	4,258	(992)	(1,021)
Cash and cash equivalents, beginning of period	$3,226	$4,218	$5,239
Cash and cash equivalents, end of period	$7,484	$3,226	$4,218
Supplemental cash flow information:
Interest paid	$19,765	$10,105	$7,658
Income taxes paid	$304	$265	$94
Supplemental disclosure of noncash investing and financing activity:
Foreign tax credit generated	$2,751	$2,129	$1,627
Non cash dividends for Trio spin off transaction	$35,128	$—	$—

See accompanying notes to these consolidated financial statements

EMC ACQUISITION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              Organization and Operations

The Company

EMC Acquisition, LLC (“EMC” or the “Company”) is a leading provider of fully managed private network telecommunications services. EMC provides integrated data, voice, internet and data center services to companies and organizations globally where terrestrial communications infrastructure is poor or non-existent. EMC has operations in the United States, Germany, United Arab Emirates, Argentina, Kenya, Spain, Norway, Brazil and Singapore and support offices around the world. As of December 31, 2015, EMC was a wholly owned subsidiary of EMC Acquisition Holdings, LLC (“Parent”). As discussed in Note 20, on July 27, 2016, Global Eagle Entertainment Inc. (“GEE”) acquired all the outstanding membership interests of the Company.

The Company provides transmission of voice, data, video, client-server applications and internet access mainly through a network that uses Multiple Channel Per Carrier (“MCPC”) and Single Channel Per Carrier (“SCPC”) technology with leased satellite capacity and leased fiber optic. It also offers teleport and data center services through its three proprietary teleports, with one located in Germany and two in the United States.

The Company was incorporated in Delaware on October 17, 2012 for the purposes of acquiring Emerging Markets Communications, LLC (“EMC LLC”).

The Company is the sole unit-holder of EMC LLC, which was incorporated in Delaware on June 23, 2000 and is headquartered in Miramar, Florida. EMC LLC was converted to a Delaware limited liability company on July 20, 2011 from a Delaware S Corporation. The plan of conversion was dated July 20, 2011 and converted Emerging Markets Communications, Inc. into Emerging Markets Communications, LLC.

EMC LLC is the parent and sole unit-holder of Emerging Markets Communications of Deutschland GmbH (“EMC Deutschland”).

EMC LLC is the parent and sole owner of EMC Satcom Technologies, LLC (“EMC Satcom”).  EMC Satcom was formed as a corporation (with Subchapter S election) on November 20, 2006 in the State of Florida, and was converted into a Florida Limited Liability Company on July 20, 2011, in conjunction with EMC’s conversion. During 2010, EMC Satcom Technologies GMBH was created and during 2015 it was merged with Emerging Markets Communications GMBH (“EMC GMBH”). In 2012, Emerging Markets Communications MEA FZ LLC was created in the Media Zone in Abu Dhabi United Arab Emirates (“UAE”) and by December 2015 its liquidation process was launched.

Emerging Markets Communications Argentina SRL is a company owned 95% by EMC LLC and 5% by a local unit-holder as required by local law. EMC Argentina’s main activity is to provide administrative and operative consulting services to the Company and its subsidiaries.

Emerging Markets Communications (Kenya) Limited is a Kenyan entity owned 90% by EMC LLC and 10% by two local unit-holders as required by local law.

On September 6, 2013, the Company acquired STM Group, which was comprised of six entities: STM Networks LLC (USA), STM Spain S.A., STM Norway AS, STMEA FZE (UAE), Vodanet Solucoes em

Telecomunicacoes and Vodanet Servicios de Com. Multimedia Ltda (Brazil). On September 30, 2015, two of these STM entities, STM Norway AS and STMEA FZE UAE, were spun off to the Company’s equity holders (see Note 3).

On November 25, 2014, the Company acquired GIS Group, which consisted of two entities: General Industry Systems AS (Norway) and GIS Wavelink Pte Ltd (Singapore). GIS Group is a Norwegian-based connectivity services provider specialized in energy and maritime offshore operations.

On July 1, 2015 the Company, through its wholly-owned subsidiary EMC LLC, formed Scisco Parent, Inc. (“Scisco”) for the acquisition of SeaMobile, Inc. (“SeaMobile”), the ultimate parent company of Maritime Telecommunications Network, Inc. (“MTN”) and MTN Government Services, Inc. (collectively, the “MTN Group”) (Note 4). MTN Group is a global provider of communications and content services to maritime customers around the world and owns 49% of two joint ventures, Wireless Maritime Services, LLC (“WMS”) and Santander Teleport (“Santander”).

Properties

As of December 31, 2015, the Company operated one teleport in Europe (Germany) and two in the United States (Hawaii and New Jersey), which provide services in C, Ku, Ka and X band. In addition, the teleport facilities comprise 120,000 square feet of secure telehouse and data center space for hosting and co-location services.

Services

The Company delivers telecommunications services that include every link in the network chain: network design, obtaining operation licenses, installation, site acquisition, equipment provision, civil works, teleport uplink and downlink, bandwidth management, spare parts management, monitoring, preventive and corrective maintenance, quality management and reporting.

The Company offers its customers a range of end-to-end network service combinations for their point-to-point and point-to-multipoint telecommunication needs, from simple connections to customized private network solutions. The Company’s services enable its customers to streamline their operations and take advantage of end-to-end services from a single vendor.

Through the MTN Group, the Company provides its customers with communication, entertainment, and networking services including private network solutions, passenger, administrative and crew telephone services, full-time dedicated data circuits, fulltime administrative voice and fax services, stored value telephone access cards, and Internet café solutions.

The Company serves primarily the cruise ship, energy, commercial shipping, government, non-governmental organizations, yacht, mobile network operators and enterprise industries.

2.              Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates its estimates related to, but not limited to, accounts receivable, inventories, goodwill, intangible assets, income taxes, contingencies, litigation, unit-based compensation expense, and reported amounts of revenues and expenses during the period. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results may differ from those estimates or assumptions.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. Acquisitions are included in the Company’s consolidated financial statements from the date of the acquisition. The Company accounts for its acquisitions under the acquisition method, which results in all assets and liabilities of acquired businesses being recorded at their estimated fair values on the acquisition dates.  All intercompany accounts and transactions with consolidated subsidiaries have been eliminated in the periods presented.

Investments that the Company has the ability to control, and where it is the primary beneficiary, are consolidated.  Earnings or losses attributable to any non-controlling interests in a Company subsidiary are included in net income (loss) in the Company’s consolidated statements of operations. Any investments in affiliates over which the Company has the ability to exert significant influence, but does not control and with respect to which it is not the primary beneficiary, are accounted for using the equity method of accounting. Investments in affiliates for which the Company has no ability to exert significant influence are accounted for using the cost method of accounting.

Foreign Currency Translation and Transactions

The Company maintains its consolidated accounts in U.S. dollars. The vast majority of the Company’s foreign subsidiaries’ customers transact underlying services and related costs in the USD. As a result, the Company concluded that the financial position and results of operations of the majority of its foreign subsidiaries are determined using the U.S. dollar currency as the functional currency. Current or liquid assets and liabilities of these subsidiaries are remeasured at the exchange rate in effect at each period end. Long term assets such as goodwill, purchased intangibles and property and equipment are remeasured at historical exchange rates. The vast majority of the income statement accounts are remeasured at the spot rate, with the exception of amortization and depreciation expense, which are remeasured using historical exchange rates. Adjustments arising from the fluctuations in exchange rates for the remeasurement of financial statements from period to period are included in other expenses in the consolidated statements of operations during the years ended December 31, 2015, 2014 and 2013, and amounted to $0.7 million $0.6 million and $20,000, respectively.

There are four entities for which the functional currency is not the U.S. dollar: STM Spain (Euro), Vodanet Solucoes em Telecomunicacoes (Real), Vodanet Servicios de Com. Multimedia Ltda (Real), and General Industry Systems AS (Norwegian Krones). For these entities, adjustments arising from the fluctuations in exchange rates for the translation of financial statements from period to period are included in Accumulated Other Comprehensive Loss in the consolidated balance sheets as of December 31, 2015 and 2014.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of highly liquid deposits having an original maturity of 90 days or less. The Company considers all highly liquid investment instruments with a maturity when purchased of three months or less to be cash equivalents.

Restricted Cash

Restricted cash is comprised of cash held in escrow accounts related to the acquisition of SeaMobile which is subject to the settlement of certain provisions included in the SeaMobile Merger Agreement, and guarantee deposits required by certain of the Company’s vendors.

Fair Value

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses and short-term and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term duration of these instruments. The carrying amounts of outstanding debt approximate fair value because interest rates over the term of these financial instruments approximate current market interest rates available to the Company.

The Company is required to disclose information regarding all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. FASB ASC Topic 820, Fair Value Measurement and Disclosures (“ASC 820”), established a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the financial instrument and are developed based on the best information available in the circumstances.

The accounting standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•                  Level 1—Quoted prices in active markets that are accessible at the market date for identical unrestricted assets or liabilities.

•                  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•                  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

An entity may elect to measure many financial instruments and certain other items at fair value at specified election dates. The Company did not elect to measure any additional financial instruments or other items at fair value.

There have been no changes to the valuation methods utilized by the Company during the years ended December 31, 2015, 2014 and 2013. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the years ended December 31, 2015, 2014 and 2013.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. The Company regularly reviews its accounts receivable to determine if any are potentially uncollectible.

The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve based upon historical collections, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the available information, the Company believes that its allowance for doubtful accounts is adequate. The allowance for doubtful accounts at December 31, 2015 and 2014 was $3.0 million and $2.9 million, respectively.

Inventories

Inventories are comprised of equipment to install under client contracts and spare parts. Inventories are recorded at acquisition cost and include the purchase price of materials and other costs incurred to bring inventory to its present state and location. These costs include customs, taxes and freight costs. Inventories are valued at the lower of cost or market according to the first-in, first-out method.

The Company provides inventory write-downs based on excess and obsolete inventories determined primarily by future demand forecasts. The write-down is measured as the difference between the cost of the inventory and market, based upon assumptions about future demand and charged to the provision for inventory. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Prepaid Expenses

Prepaid expenses are valued at cost and are amortized over the service period of the asset. Prepaid assets are written down to net realizable value when appropriate.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and/or impairment losses. Expenditures for maintenance and repairs are charged to expense as incurred. The Company depreciates its property and equipment over its estimated useful life, as follows:

Asset	Estimated useful life
Central Network Equipment	5-10 years
Equipment Held By Customers	5 years
Buildings	40 years

Operating Leases

The Company leases office facilities and satellite capacity commitments under various non-cancelable operating lease agreements. The Company recognizes rent expense and other operating expenses under such leases on a straight-line basis over the term of the lease with the difference between the expense and the payments recorded as deferred rent on the consolidated balance sheets. Lease renewal periods are considered on a lease-by-lease basis in determining the lease term. Operating leases are described below in Note 17 Commitments and Contingencies.

Deferred Financing Costs

Deferred financing costs are amortized over the life of the related debt using the effective interest method.

Impairment of Long-lived Assets

Communication equipment is highly complex and, due to innovation and enhancements, certain components of the network may lose their utility faster than anticipated. The Company periodically reassesses the economic lives of these components and makes adjustments to their expected lives after considering historical experience and capacity requirements, consulting with vendors, and assessing new product and market demands, as well as other factors.

When factors indicate that communication equipment and network components may not be useful for as long as anticipated, the Company depreciates the remaining book values over the respective residual useful lives. The timing and deployment of new technologies could affect the estimated remaining useful lives of the Company’s communications assets, which could have a significant impact on the results of operations. For the years ended December 31, 2015, 2014 and 2013, no impairments have been recorded.

Business Combinations – Valuation of Acquired Assets and Liabilities Assumed

The Company allocates the purchase price of transactions that result in a business combination based upon (i) the fair value of the consideration paid and (ii) the fair value of net assets acquired. The determination of the fair value of net assets acquired requires estimates and judgments of future cash flow expectations for the acquired business and the allocation of those cash flows to identifiable tangible and intangible assets. Fair values are calculated by incorporating expected cash flows into industry standard valuation techniques. For current assets and current liabilities, the book value is generally assumed to equal the fair value due to their short term nature. Goodwill is the amount by which the purchase price consideration exceeds the fair value of tangible and intangible assets, less assumed liabilities. To the extent possible, the purchase price is allocated to separate identifiable intangible assets, such as customer relationships and trade names, which are amortized to expense over their estimated useful lives. Acquisition costs are expensed as incurred, and for the years ended December 31, 2015, 2014 and 2013, acquisition costs amounted to $1.3 million, $45,000 and $0.1 million, respectively, and are included within other expenses in the consolidated statements of operations.

Due to the time required to gather and analyze the necessary data for each acquisition, U.S. GAAP provides a “measurement period” of up to one year in which to finalize such calculations. Most calculations are considered preliminary until the end of the measurement period. All subsequent adjustments to initial valuations and estimates during the measurement period that reflect newly discovered information that existed as of the acquisition date are recorded with an offsetting entry to goodwill; otherwise, those adjustments are reflected as income or expense, as appropriate. The consolidated balance sheet for the period of acquisition is modified for subsequent measurement period adjustments when that period is presented in future consolidated financial statements. In September, 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”), that eliminates the requirement to restate prior period financial statements for measurement period adjustments. See section “Accounting for Recent Accounting Pronouncements” for additional detail.

Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company allocates the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price for acquisitions over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is not amortized but is tested for impairment at least annually or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred.

Goodwill was generated in connection with four transactions between 2012 and 2015, commencing with the purchase of EMC LLC on December 12, 2012, the purchase of STM Group on September 6, 2013, the purchase of GIS Group on November 25, 2014 and the acquisition of SeaMobile on July 1, 2015. The total amount of goodwill from these transactions is $100.1 million, net of goodwill written off in conjunction with the spin-off as described below and in Note 3.

On September 30, 2015 two STM Group entities, STM Norway AS and STMEA FZE UAE, were spun off to the Company’s then equity holders, and goodwill was consequently reduced in the portion allocable to those entities, of which the original value was $7.4 million.

The Company performed an assessment of the impairment of goodwill as of December 31, 2015 and 2014, as required. In accordance with FASB ASU 2014-02, Intangibles—Goodwill and Other (Topic 350) (“ASU 2014-02 the Company assessed qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount which includes goodwill. There has been no impairment of goodwill for any of the periods presented.

Intangible Assets

Intangible assets acquired in a business combination were recognized at fair value using generally accepted valuation methods appropriate for the type of intangible asset and reported separately from goodwill. Intangible assets with definite lives are amortized over the estimated useful lives and are tested for impairment when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. The Company tests other intangible assets with definite lives for impairment by comparing the carrying amount to the sum of the net undiscounted cash flows expected to be generated by the asset whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds its net undiscounted cash flows, then an impairment loss is recognized for the amount by which the carrying amount exceeds its fair value. The Company determined there has been no impairment of intangible assets for any of the periods presented.

Investment in Joint Ventures

WMS

As part of the acquisition of SeaMobile in July 2015, the Company acquired an equity interest in WMS. WMS was formed under the laws of Delaware on February 19, 2004, and is owned 51% by AT&T and 49% by EMC. AT&T is the managing member of the joint venture and is responsible for the day to day affairs of WMS. Certain matters including determination of capital contributions and distributions and business plan revisions require approval of WMS’s board of directors, which consists of five voting members, three members of which are from AT&T and two of which are from the Company. Profits and losses for any fiscal year are allocated between the two members in proportion to their respective percentage ownership interests, after giving effect to any special allocations made pursuant to the WMS operating agreement. The original investment is recorded at cost and subsequently adjusted for contributions, distributions, and net income (loss) attributable to the joint venture. The carrying value of the investment is also adjusted for step-ups in the basis of accounting as a result of purchase accounting.

The Company evaluated this investment in accordance with ASC 810, and has determined that it does not have a controlling interest in WMS, a Variable Interest Entity (“VIE”), but exerts significant influence over WMS. As a result, the Company applies the equity method of accounting in accordance with FASB ASC 323, Investments — Equity Method and Joint Ventures (“ASC 323”).

The carrying value of the Company’s 49% investment in WMS was $60.0 million as of December 31, 2015. This investment is analyzed for other than temporary declines in value in accordance with ASC 323 on an annual basis or as circumstances warrant. As of December 31, 2015, no impairments have been recorded in relation to the Company’s investment in WMS.

Santander Joint Venture

As part of the acquisition of SeaMobile in July 2015, the Company acquired a joint venture interest with Erzia Technologies (“Erzia”), a Spanish company, for the purpose of developing and operating a teleport in Santander, Spain (the “Santander Joint Venture”). The Santander Joint Venture provides various telecommunication services to the Company, including teleport and terrestrial services. The Company holds a 49% interest in the Santander Joint Venture, while Erzia owns 51%. Under the terms of the joint venture agreement, Erzia is entitled to 51% of the profits and losses of the Santander Joint Venture with the Company entitled to the remaining 49% of the profits and losses.  Profits and losses for any fiscal year are allocated between the two members in proportion to these ownership percentages.  The governing board of directors for the Santander Joint Venture consists of three members from Erzia and two members from the Company. Erzia is responsible for the day to day management of the Santander Joint Venture. Certain matters including determination of capital contributions, capital expenditures over budget, and distributions require approval of the Santander Joint Venture’s board of directors.

The Company evaluated the investment in the Santander Joint Venture in accordance with ASC 810, and has determined that it does not have a controlling interest in the venture. However, since the Company exerts significant influence over the Santander Joint Venture, the Company applies the equity method of accounting in accordance with ASC 323.

The carrying value of the Company’s 49% investment in Santander Joint Venture was $1.0 million as of December 31, 2015. This investment is analyzed for other than temporary declines in value in accordance with ASC 323 on an annual basis or as circumstances warrant. As of December 31, 2015, no impairments have been recorded in relation to the Company’s investment in the Santander Joint Venture.

Non-Controlling Interest

The Company accounts for its non-controlling interest in accordance with FASB ASC 810-10-65, Non-controlling Interests in Consolidated Financial Statements (“ASC 810-10-65”). This statement clarifies that a non-controlling (minority) interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. Due to the immaterial amount of non-controlling interest, the Company has not reported non-controlling interest in connection with our majority-owned subsidiaries, EMC Networks (Nigeria) Limited, Emerging Markets Communications (Kenya) and Emerging Markets Communications Argentina, Srl.

Revenue Recognition

The Company recognizes revenue when four basic criteria are met: persuasive evidence of a sales arrangement exists; performance of services has occurred; the sales price is fixed or determinable; and collectability is reasonably assured. The Company considers persuasive evidence of a sales arrangement to be the receipt of a signed contract or standard purchase order. Collectability is assessed based on a number of factors, including transaction history and the credit worthiness of a customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. The Company records cash received in advance of revenue recognition as deferred revenue.

The Company primarily derives revenue from managed private network telecommunications, systems integration, value-added services, on-going support, entertainment, passenger, administrative and crew telephone services, full time administrative voice and fax services, stored value telephone access cards, and fully staffed and equipped Internet café solutions. Recurrent telecommunication services are recognized over the service period, as defined in the customer agreement. Certain revenues such as Telephony and Internet services are recognized as consumed by the customers as defined in customer agreements. Initial set up fees are recognized ratably over the life of the customer contract if they exceed the related cost incurred and a reasonable margin.  Maintenance and monitoring fees are recognized as revenue as the services are performed. Deferred revenues consist of amounts that have been prepaid and/or are unearned.

For arrangements with multiple deliverables, the Company allocates revenue to each deliverable if the delivered item(s) has value to the customer on a standalone basis and, if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company. The fair value of the selling price for a deliverable is determined using a hierarchy of (1) Company specific objective and reliable evidence, then (2) third-party evidence, then (3) best estimate of selling price. The Company allocates any arrangement fee to each of the elements based on their relative selling prices.

When the Company enters into revenue sharing arrangements where it acts as the primary obligor, the Company recognizes the underlying revenue on a gross basis. In determining whether to report revenue gross for the amount of fees received from its customers, the Company assesses whether it maintains the principal relationship, whether it bears credit risk and whether it has latitude in establishing prices with the customers, among other factors.

The Company has historically accounted for revenue arrangements that provide the Company’s owned equipment at customer’s sites to facilitate the delivery of satellite connectivity. The Company has determined that these arrangements with customers do not contain a lease as defined by FASB Topic ASC 840, Leases (“ASC 840”) due to a multitude of reasons, including (i) the Company retains legal ownership before, during and after the termination of the arrangements; (ii) the Company has the legal right to take possession of the equipment upon default; (iii) the Company removes the equipment upon contract termination or for other purposes (i.e., efficiency) and may reuse it elsewhere; (iv) The customer is contractually prohibited from using the equipment for any other use than connecting to the Company’s network; and (v) equipment is not explicitly identified in the arrangements; further, it is rare that the arrangements provide for anything more specific than a service description (i.e., satellite connectivity), since customers are purchasing connectivity services rather than equipment.

The Company’s agreements contain service level commitments with its customers. To the extent that such service levels are not achieved, the Company may be required to issue credits based on the service fees paid. The Company resells certain services that are ultimately provided by a third party. These revenues are presented net of the third party costs.

The Company also offers a variety of customer sales incentives, primarily to cruise ship industry customers, largely in the form of revenue sharing arrangements. The Company records incentives at the time of sale, which are generally based on contractual terms, as a reduction in net revenues, following the guidance in FASB Topic ASC 605-50, Customer Payments and Incentives (“ASC 605-50”).

With respect to “breakage” on stored value telephone access cards sold to cruise ship industry customers, the Company follows the guidance in FASB ASC Topic 605-15-25-1, Revenue Recognition — Products (“ASC 605-15-25-1”), and SEC staff comments. Breakage revenue is not recognized until the Company is legally released from its obligation, which occurs at redemption or expiration of an individual card or at the point redemption becomes remote, such as not enough value remains on the card to complete a telephone call.

Costs of Revenue

Costs of revenues consists primarily of satellite and terrestrial capacity, teleport facilities related costs, freights, personnel costs, software license fees, maintenance costs and depreciation.

Unit-Based Compensation

The Company accounts for its unit-based compensation awards to employees and directors in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all unit-based payments to employees, including grants of employee unit options and restricted units, to be recognized in the statements of operations based on their grant date fair values. For unit-based awards granted to employees, the Company allocates unit-based compensation expense on a straight-line basis based on the grant date fair value over the associated service period. Unit-based compensation is classified in the accompanying consolidated statements of operations in the department where the related services are provided. Unit-based awards to non-employees are recorded at their fair values, and are revalued at the end of each reporting period until the unit-based awards vest. Unit-based compensation expense related to non-employee unit-based awards is recognized over the related service period using an accelerated recognition model in accordance with the provisions of ASC 718 and FASB ASC Topic 505, Equity (“ASC 505”).

The Parent issued Class B units to certain key employees of the Company, each unit representing a notional unit of Parent’s membership units. Class B units vested ratably over a period of five years. The participants would receive consideration in exchange for vested Class B units upon the occurrence of a change in control, an initial public offering or a termination of employment (the “Trigger Event”) contingent upon the Class A Units receiving the full return of the invested capital and accumulated yield distributions (the “Value Based Contingency”). In the case of the termination of employment, the Parent had the right, but not the obligation, to repurchase vested units. Class B units outstanding of the Parent as of December 31, 2015 and 2014 totaled 8,993,585.

Unit-based compensation expense associated with the Class B units is recognized if the achievement of the Trigger Event condition and the Value Based Contingency is considered probable using management’s best estimates. As of December 31, 2015, management determined that it was not probable the Trigger Event would occur, and therefore unit-based compensation expense was not recorded during the years ended December 31, 2015, 2014 and 2013.

Income Taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company records deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities which are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company’s practice is to recognize interest and/or penalties related to uncertain tax positions in income tax expense. See Note 16 for further details.

Comprehensive Income (Loss)

Comprehensive income or loss consists of net income or loss and changes in equity during the period from transactions and other events and circumstances generated from non-owner sources. The Company’s net loss equals comprehensive loss, net of any changes in the foreign currency translation adjustment, for all periods presented.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 will replace existing revenue guidelines with a new model, in which revenue is recognized upon transfer of control over goods or services to a customer. In April 2015, the FASB proposed a deferral of the effective date of the new revenue recognition standard by one year, which would result in ASU 2014-09 becoming effective retrospectively for annual reporting periods beginning after December 15, 2017, and interim periods therein. For nonpublic entities, the standard is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Nonpublic entities can early adopt the standard as of annual reporting periods beginning after December 15, 2016. At this time, the Company is currently evaluating the potential impact of ASU 2014-09 on its financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s ability to Continue as a Going Concern (“ASU 2014-15”), which provides guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in ASU 2014-15 are effective for the annual reporting period ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. Adoption of this new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 amends the consolidation guidance for variable interest entities and voting interest entities, among other items, by eliminating the consolidation model previously applied to limited partnerships, emphasizing the risk of loss when determining a controlling financial interest and reducing the frequency of the application of related-party guidance when determining a controlling financial interest. The amendments in ASU 2015-02 are effective for the annual reporting period ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the potential impact of this ASU on its financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. Under this authoritative guidance, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. The Company is currently evaluating the potential impact of this ASU on its financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 requires that inventory measured using any method other than last-in, first out (“LIFO”) or the retail inventory method to be subsequently measured at the lower of cost or net realizable value, rather than at the lower of cost or market value. Under this ASU, subsequent measurement of inventory using the LIFO and retail inventory method is unchanged. ASU 2015-11 is effective prospectively for fiscal years, and for interim periods within those years, beginning after December 15, 2016. Early application is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement —Period Adjustments (previously defined as “ASU 2015-16”). Changes to the accounting for measurement-period adjustments relate to business combinations. Currently, an acquiring entity is required to retrospectively adjust the balance sheet amounts of the acquiree recognized at the acquisition date with a corresponding adjustment to goodwill as a result of changes made to the balance sheet amounts of the acquiree. The measurement period is the period after the acquisition date during which the acquirer may adjust the balance sheet amounts recognized for a business combination (generally up to one year from the date of acquisition). The changes eliminate the requirement to make such retrospective adjustments, and, instead require the acquiring entity to record these adjustments in the reporting period they are determined. The new standard is effective for both public and private companies for periods beginning after December 15, 2015. Adoption of this new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which changes the classification of deferred taxes in financial statements. This update requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The current requirement that deferred tax liabilities and assets of each jurisdiction of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in ASU 2015-17 are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. The Company does not expect ASU 2015-17 to have an impact on its financial statements.

On February 25, 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which changes the presentation of assets and liabilities relating to leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. All leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. The provisions of this guidance are effective for annual periods beginning after December 15, 2018, and for interim periods therein. The Company has not yet assessed the impact of this new standard on its financial statements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities (“ASU 2016-01”). ASU 2016-01 requires equity investments (excluding equity method investments and investments that are consolidated) to be measured at fair value with changes in fair value recognized in net income. Equity investments that do not have a readily determinable fair value may be measured at cost, adjusted for impairment and observable price changes. The ASU also simplifies the impairment assessment of equity investments, eliminates the disclosure of the assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at cost on the balance sheet and requires the exit price to be used when measuring fair value of financial instruments for disclosure purposes. Under ASU 2016-01, changes in fair value (resulting from instrument-specific credit risk) will be presented separately in other comprehensive income for liabilities measured using the fair value option and financial assets and liabilities will be presented separately by measurement category and type either on the balance sheet or in the financial statement disclosures. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company has not yet assessed the impact of this new standard on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718) (“ASU 2016-09”), which is intended to simplify several aspects of the accounting for share-based payment award transactions. The guidance will be effective for the fiscal year beginning after December 15, 2016, including interim periods within that year. The Company has not yet assessed the impact of this new standard on its financial statements.

3.              Member’s Equity

The Company had 100 membership units issued and outstanding as of December 31, 2015 and 2014. Transactions involving Member’s Equity in the Company’s Parent, EMC Acquisition Holdings, LLC, resulted in capital contributions in the Company by the Parent.

On April 4, 2013 an executive of the Company was issued 1,000,000 Class A units in Parent in exchange for $1.0 million in cash, as part of his employment agreement dated March 14, 2013.

On May 26, 2014, a new member was issued 250,000 Class A units in Parent in exchange for $0.3 million in cash.

On November 25, 2014 the former owner of GIS was issued 2,340,000 Class A units in Parent as part of the purchase price of the GIS acquisition transaction valued at $0.8 million.

On July 21, 2015 1,515,200 of Class A units of Parent were issued in exchange for $2.9 million in cash.

As of December 31, 2015, Parent owned 100% of the membership interest in the Company.

The number of outstanding Class A membership units of Parent as of December 31, 2015 and 2014 was 67,391,511 and 70,876,312, respectively. As of December 31, 2015 and 2014, there was a minority member, and officer of the Company, who held 6.1 million Class A units in the Parent. There was a put right, but not an obligation, to sell the 6.1 million Class A units in the Parent at the maximum amount of $1.00 per unit, upon termination by the Company, or resignation for a good reason, as defined in his employment agreement.

The number of outstanding Class B units of Parent, issued as incentive compensation to certain employees of the Company, as of December 31, 2015 and 2014 was 8,993,585.

Trio Spin-Off transaction

On September 30, 2015, the Company completed a spin-off transaction in connection with its Trio and Satlink operations and two STM entities, STM Norway AS and STMEA FZE UAE pursuant to which these operations and entities were spun off to the Company’s then equity holders. Certain assets held at EMC LLC that were part of this transaction generated $40.1 million of dividends distributed by the Company to its owners, of which $35.1 million were non-cash dividends.

As part of the transaction, the Parent made a pro-rata distribution of 5,000,000 Class A units of its Trio Connect, LLC (“Trio”) subsidiary to its unit-holders. This pro-rata distribution was made at the carrying amount of net assets. The transaction was accounted for as a spin-off in accordance with ASC 505. As a result, EMC no longer owned any interest in Trio.

The following represents the net assets spun-off at September 30, 2015 (in thousands):

As of September 30,
2015
Cash	$596
Current assets	14,131
Property, plant and equipment	1,731
Intangible assets, net	18,312
Goodwill	7,395
Other liabilities	(2,037)
Total	$40,128

4.              Business Combination

GIS Group

On November 25, 2014, the Company and its subsidiaries acquired 100% of GIS Group, which consists of two entities: General Industry Systems AS (Norway) and GIS Wavelink Pte Ltd (Singapore). GIS is a Norwegian based connectivity services provider specialized in energy and maritime offshore operations.

GIS Group’s membership interests were acquired for an aggregate purchase price that was allocated to separately identified assets and liabilities in the total amount of $12.8 million. The total amount of consideration paid upon purchase was $8 million in cash and 2,340,000 Class A units in Parent, valued at $0.8 million. The Company is required to pay $4.0 million in four semi-annual installments at each six-month anniversary subsequent to the close of the transaction. The purchase price was allocated to separately identified assets and liabilities as per the following detail recorded in the accompanying balance sheet, as seen in the reconciliation below (in thousands):

As of November 25,
Amount in US Dollars:	2014
Current assets	$2,601
Property, plant and equipment	481
Other long term assets and (liabilities), net	(1,328)
Total net tangible assets acquired	$1,754
Identifiable intangible assets	6,950
Goodwill	4,074
Total net assets acquired	$12,778

SeaMobile/MTN

On July 1, 2015 (the “Acquisition Date”), the Company completed its acquisition of 100% of the outstanding stock of SeaMobile through Scisco, a newly formed entity created for the acquisition, pursuant to an agreement and plan of merger (the “Merger Agreement”) entered into on April 21, 2015. SeaMobile is a global provider of satellite communications, entertainment, and networking services including private network solutions, passenger, administrative and crew telephone services, full-time dedicated data circuits, full-time administrative voice and fax services, stored value telephone access cards, and Internet café solutions.

Under the terms of the Merger Agreement, the Company paid the former SeaMobile shareholders consideration in cash of $155.5 million and equity in the form of 450,000 Class B Preferred Units in Parent (the “Merger Preferred Units”) with an issue price of $100 per unit. The fair value of the Merger Preferred Units was derived using a yield analysis with the following assumptions: (i) the benchmark credit spread of the Company’s Second Lien Term Loan; (ii) base rate of one and two year swap rates, with the assumption that the Merger Preferred Units will be paid off upon a liquidity event in the subsequent twelve to eighteen months; and (iii) an estimated subordination premium of 4% based on the differential between the spreads of the Company’s First and Second Lien Term Loan. See Note 12.

The Company also repaid $58.7 million of SeaMobile’s debt. The Merger Preferred Units included 193,850 units which were split into 2 tranches, 120,000 units in Tranche A and 73,850 units in Tranche B. The Merger Preferred Units included in Tranches A and B were subject to cancellation pursuant to two escrow mechanisms set forth in the Merger Agreement, a new contract escrow fund and an indemnification escrow fund, respectively.

On February 10, 2016, $18.0 million in escrow related to the transaction was returned to the Company due to the non-renewal of a customer contract. The return of the escrow funds consisted of $6.0 million in cash and $12.0 million in equity value from the 120,000 Tranche A units mentioned above. The return of the escrow is reflected as of December 31, 2015 in the accompanying balance sheet as the triggering event for the return occurred prior to December 31, 2015. The $6.0 million in cash was presented as restricted cash in the accompanying balance sheet.

The cash consideration was financed by the Company’s credit facilities entered into on July 1, 2015. See Note 12.

The Company accounted for the acquisition as a business combination and recorded the assets acquired, liabilities assumed, and the estimated future obligations at their respective fair values as of the Acquisition Date. The Company may revise its preliminary allocations if new information is obtained about the facts and circumstances existing as of the date of acquisition, which, if originally known, would have resulted in the recognition of, or adjusted fair values of, those assets and liabilities as of that date. Adjustments to the initial allocation of purchase price during the measurement period may require revision of comparative prior period financial information when reissued in subsequent financial statements. The effect of measurement period adjustments to the allocation of purchase price would be as if the adjustments had been taken into account on the date of acquisition. The effects of measurement period adjustments may cause changes in depreciation, amortization, or other income or expense recognized in prior periods. All changes that do not qualify as measurement period adjustments would be included in current period earnings.

SeaMobile’s membership interests were acquired for an aggregate purchase price that was allocated to separately identified assets and liabilities in the total amount of $188.5 million. See below for a reconciliation of the allocation of the purchase price (in thousands):

As of July 1, 2015
Cash	$155,547
Fair value of preferred units ($100 per unit)	33,000
Total purchase price	$188,547

The purchase price was allocated to separately identified assets and liabilities as per the following detail recorded in the accompanying balance sheet, as seen in the reconciliation below (in thousands):

		Amortization
Amount in US Dollars:	As of July 1, 2015	period (in years)
Current assets	$32,189
Property, plant and equipment	45,896
Investment in WMS	60,300
Investment in Santander	982
Other long term assets	10,649
Total tangible assets acquired	$150,016
Less: Liabilities assumed	78,683
	$71,333
Intangible Assets:
Patents	$817	10
Completed technology	12,800	8
Customer relationships	19,800	15
Backlog	4,400	5
Vendor agreements	19,000	11
Trademarks	1,200	6
Goodwill	59,197
Total	$117,214
Total net assets acquired	$188,547

The assets and liabilities assumed in the acquisition have been included in the Company’s consolidated balance sheet as of the Acquisition Date. The results of SeaMobile’s operations were included in the Company’s consolidated statements of operations from the Acquisition Date.

5.              Prepaid Expenses and Other

The Company’s current other receivables as of December 31, 2015 and 2014 was comprised of the following (in thousands):

	As of December 31,
	2015	2014
Value added tax	$525	$763
Payroll tax credits	158	349
Employee loans	198	203
Income tax	693	92
Other	86	9
	$1,660	$1,416

The Company’s current prepaid expenses and other as of December 31, 2015 and 2014 was comprised of the following (in thousands):

	As of December 31,
	2015	2014
Advances to suppliers	$3,155	$966
Deferred financing fees	2,397	936
Other	498	658
	$6,050	$2,560

Non-current prepaid expenses and other as of December 31, 2015 and 2014 was comprised of the following (in thousands):

	As of December 31,
	2015	2014
Deferred financing fees	$13,311	$4,112
Deposits	11,489	997
	$24,800	$5,109

6.              Property, Plant and Equipment

Property and equipment, net, as of December 31, 2015 and 2014 was comprised of the following (in thousands):

	As of December 31,
	2015	2014
Central equipment	$35,488	$26,525
Equipment held by customers	69,867	27,042
Land	470	470
Buildings and improvements	7,100	5,486
	112,925	59,523
Accumulated depreciation	(23,612)	(13,117)
Property and equipment, net	$89,313	$46,406

Depreciation expense related to the property, plant and equipment for the years ended December 31, 2015, 2014 and 2013 was $17.5 million, $7.8 million and $4.9 million, respectively.

7.              Investments

Investment in Wireless Maritime Services, LLC

As of December 31, 2015 the carrying amount of the Company’s 49% ownership interest in WMS was $60.0 million. WMS provides onboard cellular services to the cruise ship industry.

A summary of financial information for WMS as of and for its fiscal year ended December 31, 2015 is as follows (in thousands):

As of
December 31, 2015
Assets:
Cash	$15,492
Other current assets	174
Operating equipment, net	18,106
Total assets	$33,772
Liabilities:
Due to MTN	$93
Other liabilities	28,315
Total liabilities	28,408
Members’ capital:
New Cingular Wireless, LLC	2,736
Maritime Telecommunications Network, Inc	2,628
Total liabilities and members’ capital	$33,772
Results of operations:
Service revenues	$146,005
Operating income	31,897
Net income	31,909

The distributions received by the Company in cash from the Acquisition Date to December 31, 2015 (the “Acquisition Stub Period”) totaled $8.3 million, and are reflected as an operating activity in the accompanying consolidated statements of cash flows as this relates to a return on investment.

The Company provides services for WMS’s onboard cellular equipment under the terms of the WMS operating agreement and an associated master services agreement. Fees from these services, aggregating $0.6 million during the Acquisition Stub Period, were recorded to service revenues. Company management believes the fees charged to WMS for these services are set at a level similar to what the Company charges to unrelated parties and are negotiated at an arms’ length basis. As of December 31, 2015, WMS owed the Company $0.2 million. The amounts are presented net in the payables to related parties in the accompanying consolidated balance sheet. These amounts are primarily related to fixed bandwidth fees charged by the Company and reimbursements due for expenses paid on behalf of WMS as described below.

Occasionally, the Company incurs expenses or purchases equipment on behalf of WMS, which it charges to WMS at cost. Expenses incurred on behalf of WMS during the Acquisition Stub Period totaled $0.5 million.

Investment in Santander Teleport

As of December 31, 2015, the carrying amount of the Company’s 49% ownership interest in Santander was $1.0 million. The Santander Joint Venture operates a satellite earth station teleport with multiple antennas providing uplink, downlink, and turnaround teleport services in C Band, Ku Band, and commercial X Band and other related telecommunication services.

The Company’s equity in earnings of the Santander Joint Venture are based on its 49% ownership, and were approximately $33,000 for the Acquisition Stub Period. The Santander Joint Venture provided services totaling $1.4 million to the Company during the Acquisition Stub Period and are included in cost of services in the accompanying consolidated statements of operations and comprehensive loss.

The Company also purchases equipment on behalf of the Santander Joint Venture, which it typically charges to Santander at cost. There were no equipment sales to the Santander Joint Venture during the Acquisition Stub Period.

As of December 31, 2015, the Company owed Santander $0.5 million.

8.              Intangible Assets

The Company adopted the guidelines established by FASB Topic ASC 985-20, Costs of Software to Be Sold, Leased, or Marketed (“ASC 985-20”), under which all costs incurred up to the moment when the technological feasibility is achieved are expensed as they are incurred. Costs incurred subsequent to establishing technological feasibility are capitalized. Capitalization of costs ceases once the product is available for general release to customers.

ASC 985-20 provides guidance on the method of amortization of capitalized software costs. The Company amortizes its software development on a product-by-product basis, using the straight line method over the estimated economic life of the product, which was determined to be five years.

During 2015, the Company capitalized $1.5 million, mainly in connection with product enhancements of the Internet Cafe Solution (“ICS”) portal, Terrestrial Based Network (“TBN”) and development related to the new version of the SpeedNet product.

Identifiable Intangible Assets Acquired

In connection with the purchase in 2012 of 100% of EMC LLC membership interest, a portion of the purchase price was allocated to identifiable intangible assets acquired. Allocation of purchase price was in accordance to FASB ASC 805, Business Combinations (“ASC 805”), and the identifiable intangible assets acquired are amortized over their estimated life, which varies between 4 and 10 years. In connection therewith, $67.7 million was allocated to identifiable intangible assets acquired.

Similar procedures were followed in connection with STM Group acquisition on September 6, 2013, with GIS Group acquisition on November 25, 2014 and with SeaMobile acquisition on July 1, 2015 when $23.9 million, $7.0 million and $58.0 million, respectively, were allocated to identifiable intangible assets acquired.

Management reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows the assets are expected to generate and recognizes an impairment loss equal to the excess of the carrying value over the fair value of the related asset. For the years ended December 31, 2015, 2014 and 2013, no impairments were recorded.

Intangible assets as of December 31, 2015 and 2014 were composed as follows (in thousands):

	As of December 31,		Useful
	2015	2014	Life
Internally developed technologies:
Speednet	$3,371	$3,177	5
HD Connect	582	582	5
UCNet	198	197	5
MEO booster	103	103	5
NRS Technology	541	361	5
Satlink technology	—	4,320	5
Trio technology	—	1,665	5
ICS	415	—	5
TBN	229	—	5
Speednet +	105	—	5
Other	40	—	5
Less: Accumulated amortization	(3,189)	(2,784)	5
	2,395	7,621
Licenses, other software and patents	3,568	2,512	3
Less: Accumulated amortization	(1,778)	(1,215)
	1,790	1,297
Identifiable intangibles assets:
Completed Technology	35,358	23,400	7
Customer Relationships	57,497	50,620	10
Backlog	15,200	10,800	4
Vendor Agreements	29,100	10,100	6
Trademarks and others	4,169	3,570	8
Less: Accumulated amortization	(45,232)	(33,249)
	96,092	65,241
Total intangible assets, net	$100,277	$74,159

Amortization expense related to the intangibles during the years ended December 31, 2015, 2014 and 2013, totaled $19.9 million, $18.7 million, and $17.1 million, respectively.

As of December 31, 2015, the expected amortization was as follows (in thousands):

Years ending December 31,	Amortization Expense
2016	$16,969
2017	16,285
2018	15,617
2019	12,375
2020 and thereafter	39,031
Total amortization expense	$100,277

9.              Capital Leases

The Company leases certain equipment under capital leases that expire on various dates through 2018. As of December 31, 2015, future minimum lease payments, including principal and interest, under these capital leases were as follows (in thousands):

Years ending December 31,
2016	$359
2017	302
2018	81
Total	$742
Less current portion	(359)
Capital leases, net of current portion	$383

10.       Deferred Revenues

Deferred revenues as of December 31, 2015 and 2014 are summarized as follows (in thousands):

	As of December 31,
	2015	2014
Current deferred revenues	$5,665	$1,038
Non-current deferred revenues	2,355	2,661
	$8,020	$3,699

Deferred revenues expected to be realized as of December 31, 2015 were as follows (in thousands):

Year due:	Monthly Charge	Installation	Others	Total
2016	$3,253	$1,175	$1,237	$5,665
2017 and thereafter	2,355	—	—	2,355
	$5,608	$1,175	$1,237	$8,020

Deferred revenues from monthly charges represent prepayments received in connection with customer contracts’ recurrent services, which are billed in advance.

Additionally, deferred revenues from equipment sold relate to equipment already paid for by customers, which had not been delivered and accepted as of the respective year and periods.

Deferred revenues from installation are revenues in excess of installation costs, which are comprised of out of pocket expenses and small items, and are deferred and recognized over the term of the respective service contract, generally four years.

11.       Accrued Expenses

Accrued expenses consisted of (in thousands):

	As of December 31,
	2015	2014
Current:
Taxes	$268	$648
Severance and retention bonus	4,482	180
Other payroll related costs	1,957	1,708
Cost and general expenses	9,200	2,909
GIS purchase price	2,000	3,500
Due to MTN	5,586	—
Other	895	637
Total current accrued expenses	24,388	9,582

Non-current:
Taxes	2,975	2,975
Leasehold step-up adjustment and other	2,843	—
MTN indemnification fund	7,385	—
GIS purchase price, non-current	—	2,000
Total non-current accrued expenses	13,203	4,975
Total accrued expenses	$37,591	$14,557

12.       Debt

The Company’s short-term debt as of December 31, 2015 and 2014 was comprised of the following (in thousands):

	As of December 31,
	2015	2014
SunTrust	$—	$1,625
First Lien Bank Credit Facilities	2,680	—
GIS Far East Pte Ltd	70	76
	$2,750	$1,701

The Company’s long-term debt as of December 31, 2015 and 2014 was comprised of the following (in thousands):

	As of December 31,
	2015	2014
First and Second Lien Bank Credit Facilities	$355,980	$—
Revolving Credit Facility	5,000	—
SunTrust	—	128,375
Solar Capital	—	27,000
SunTrust revolver	—	11,750
Preferred units	—	10,335
	$360,980	$177,460

Annual maturities of debt as of December 31, 2015 were as follows (in thousands):

Years ending December 31,
2016	$2,750
2017	2,680
2018	2,680
2019	2,680
2020	2,680
2021	345,260
Thereafter	5,000
Total future maturities	$363,730

Sun Trust Loan Agreement

In May 2014, the Company and Sun Trust Bank (“First Lien”) together with Solar Capital (“Second Lien”), entered into a loan agreement (“Sun Trust Credit Agreement”) to provide the Company with up to $162 million in financing of which $137 million was structured in a term loan (First Lien $110 million and Second Lien $27 million, together the “Term Loan”) and $25 million was in the form of a revolving loan (the “Revolving Loan”). The proceeds of the $137 million from the Sun Trust Credit Agreement were utilized for (i) the repayment of the Highbridge loan prior outstanding indebtedness, (ii) general corporate purposes, and (iii) the payment of the fees associated with this transaction.

In November of 2014, the Company and Sun Trust Bank (“Sun Trust”) together with Solar Capital (“Solar Capital”), signed an amendment to the Sun Trust Credit Agreement (“First Amendment to the Sun Trust Credit Agreement”) to increase the amount and extend the maturity of the credit facility. The First Amendment to the Sun Trust Credit Agreement provided the Company with up to $182 million in financing of which $157 million was structured in a term loan (the “Amended Term Loan”) and $25 million was in the form of a revolving loan (the “Amended Revolving Loan”).

The proceeds of the $20 million from the First Amendment to the Sun Trust Credit Agreement were utilized for the acquisition of the GIS Group and to partially repay the Sun Trust Revolver Loan.

The First Lien of the First Amendment to the Sun Trust Credit Agreement matured on May 20, 2020 and its principal was due in twenty quarterly payments starting September 30, 2015. The Second Lien of the First Amendment to the Sun Trust Credit Agreement matured on November 20, 2020. The Amended Term Loan bore interest on the principal amount thereof from time to time outstanding, from the date of the loan until repaid, at a rate per annum equal to, at EMC’s election, (a) in the case of the First Lien (i) in the case of LIBOR rate loans, the LIBOR rate for the interest period in effect for such Loans or 1% whatever is higher plus the applicable rate, this applies to the Amended Term Loan portion; in the case of the Amended Revolving Loan, the LIBOR rate for the interest period plus the applicable rate or (ii) in the case of base rate loans, the base rate plus the applicable rate. The interest shall be payable in the both cases on the last day of each interest period; (b) in the case of the Second Lien (i) in the case of LIBOR rate loans, the LIBOR Rate for the interest period in effect for such loans or 1% whatever is higher plus the applicable rate or (ii) in the case of base rate loans, the base rate plus the applicable rate. The interest was payable (i) in case of LIBOR rate on the last day of each interest period or (ii) in case of base rate loans on the last day of each March, June, September and December. The interest rate for the outstanding amount as of December 31, 2014 was (i) in case of the First Lien, Amended Term Loan portion, 5.5%, (ii) in case of First Lien, Amended Revolving Loan portions, 4.419% and 4.453%, (iii) in case of Second Lien 9.5%.

As of December 31, 2014, the balance of the Amended Revolving Loan facility was $11.8 million and the availability was $13.2 million.

The Company was subject to certain financial covenants as part of the First Amendment to the Sun Trust Credit Agreement, including a Maximum Consolidated Leverage Ratio, and a Minimum Consolidated Fixed Charge Coverage Ratio, each as defined in the Sun Trust Credit Agreement. The agreement contained customary events of default, including failure by the Company to make payments when due, failure of the Company to comply with specified covenants, conditions or agreements, or specified events of bankruptcy, insolvency, reorganization or similar events affecting the obligors. The Company was in compliance with its debt covenants under the First Amendment to the Sun Trust Credit Agreement as of December 31, 2014.

Refinanced First and Second Lien Bank Credit Facilities

On July 1, 2015 the Company refinanced its debt with Solar Capital and Sun Trust that totaled $27 million and $155 million, respectively. As a result of the refinancing the Company wrote off $4.4 million of deferred financing fees and paid $0.3 million as a penalty.

Simultaneously, the Company entered into the First and Second Lien Credit Facilities (“the Refinanced Credit Agreement”) to provide the Company with up to $395 million in financing of which $360 million was structured in a term loan (First Lien $268 million and Second Lien $92 million, together the “Refinanced Term Loan”) and $35 million was in the form of a Revolving Loan (the “Refinanced Revolving Loan”). The proceeds of the $360 million from the Refinanced Credit Agreement were utilized for (i) the repayment of the existing Sun Trust Credit Agreement, (ii) the purchase of SeaMobile (iii) general corporate purposes, and (iv) the payment of the fees associated with the SeaMobile transaction.

The First Lien matures on July 1, 2021 and 0.25% of the aggregate principal amount is due quarterly starting September 30, 2015. The Second Lien matures on July 1, 2022. The Refinanced Term Loan bears interest on the principal amount thereof from time to time outstanding, from the date of the loan until repaid, at a rate per annum equal to, at EMC’s election, (a) in the case of the First Lien (i) each Eurocurrency rate loan and EURIBOR loan bears interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the Eurocurrency rate or EURIBOR, as applicable, for such interest period plus the applicable rate; provided that only revolving credit loans denominated in Euro bears interest with reference to EURIBOR (and such revolving loans shall only bear interest with reference to EURIBOR); (ii) each base rate loan bears interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the base rate plus the applicable rate; and (iii) each swing line loan bears interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the base rate plus the applicable rate for revolving credit loans.; (b) in the case of the Second Lien (i) each Eurocurrency rate loan bears interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the Eurocurrency rate for such interest period plus the applicable rate and (ii) each base rate loan bears interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the base rate plus the applicable rate. The interest rate for the outstanding amount as of December 31, 2015 is (i) in case of the First Lien, Refinanced Term Loan portion, 6.750%, (ii) in case of First Lien, Refinanced Revolving Loan portions, 5.640% (iii) in case of Second Lien 10.625%.

On May 9 2016, the Company and its creditors amended its Refinanced Credit Agreement, effective only upon the satisfaction of certain conditions, including GEE consummating its acquisition of the Company, which occurred subsequent to June 30, 2016.  See Note 19.

As of December 31, 2015, the balance of the Refinanced Revolving Loan facility was $5.0 million. Subsequent to December 31, 2015 the Company drew $24.3 million from the Revolving Loan Facility. The remaining availability under the Revolving Loan Facility as of September 23, 2016 which represents the issuance date of the financial statements, is $46.2 million. The Company was assessed a commitment fee of 0.5% of the unused

Refinanced Revolving Loan Facility. Commitment fees were $0.2 million and $0.1 million for the years ended December 31, 2015 and 2014, respectively.

The Company was subject to certain financial covenants as part of the Refinanced Credit Agreement, including a Consolidated Net Leverage Ratio, as defined in the Refinanced Credit Agreement. The agreement contained customary events of default, including failure by the Company to make payments when due, failure of the Company to comply with specified covenants, conditions or agreements, or specified events of bankruptcy, insolvency, reorganization or similar events affecting the obligors. The Company was in compliance with its debt covenants under the Refinanced Credit Agreement as of December 31, 2015.

13.       Redeemable Preferred Units

Mandatorily Redeemable Preferred Units in Parent

On October 27, 2012, in connection with the EMC LLC Purchase and Sale Agreement (“PSA”), a Share Issuance Agreement was entered between a minority unit-holder and the Parent, whereas 8,000 Class A Preferred Units (“Preferred Units”) in Parent with a total fair market value of $8.0 million were issued (“the Issue Amount”). The Preferred Units had a maturity of 5.5 years.

The Class A Preferred Units had the following rights, preferences, privileges, and restrictions:

Redemption Rights

The Preferred Units were redeemable at the option of the holders upon a sale transaction.

Dividends

The Preferred Units accrued Payment-In-Kind (“PIK”) dividends on quarterly basis at a rate of 12.5% per annum.

Liquidation

The Preferred Units ranked senior priority as to liquidation and distributions. Upon liquidation the Preferred Units would receive an amount in cash equal to the Issue Amount plus any accrued and unpaid dividends, whether or not declared.

General

As of December 31, 2015, the carrying value of the Preferred Units, including dividends, totaled $11.7 million.

Class B Preferred Units in Parent

On July 1, 2015, in connection with the SeaMobile Merger Agreement, the Parent issued 450,000 of Class B Preferred Units (previously defined as the “Merger Preferred Units”) to the former shareholders of SeaMobile as part of merger consideration.

Each Merger Preferred Unit had an issue price of $100 per unit totaling an issue amount of $45.0 million. The units were divided in three tranches as follows: Tranche A — 120,000 units, Tranche B — 73,850 units and Tranche C — 256,150 units. The Merger Preferred Units had senior priority as to liquidation and distributions.

The Merger Preferred Units included in Tranches A and B were subject to cancellation pursuant to two escrow mechanisms set forth in the Merger Agreement, a new contract escrow fund and an indemnification escrow fund, respectively.

The Merger Preferred Units had the following rights, preferences, privileges, and restrictions:

Redemption Rights

The Merger Preferred Units were redeemable at the option of the holders on the 11th anniversary (or any earlier date acceptable to the Company) of their original issuance, without restriction. The Merger Preferred Units were redeemable at the option of the holders upon a sale transaction.

Dividends

The Merger Preferred Units accrued PIK dividends on quarterly basis at a rate of 15% per annum. In the event that there was no redemption at the option of the holders at or prior to the 11th anniversary of the original issue date, the dividend rate would have increased to 17% per annum effective as of the 5th anniversary of the original issue date.

Liquidation

The Merger Preferred Units ranked pari passu with the Preferred Units. Upon liquidation, the Merger Preferred Units would receive an amount in cash equal to the original issue amount plus any accrued and unpaid dividends, whether or not declared.

General

On February 10, 2016, the 120,000 Tranche A units in escrow with a value of $12.0 million were returned to the Company due to the non-renewal of a certain customer. The Preferred Units balance shown in the consolidated balance sheet reflect the return of the units as the event that triggered the return occurred prior to December 31, 2015. Additionally, on February 10, 2016, an investor purchased 23,250 Preferred Units of the Tranche A units which were released from escrow, resulting in a net cancellation of 96,750 Preferred Units. The other 73,850 units (Tranche B) remained in escrow as of December 31, 2015.

On July 27, 2016, in connection with the closing of the acquisition of the Company by GEE, all of the Company’s Class A Preferred Units and Class B Preferred Units were redeemed for an aggregate amount of approximately $55.1 million in cash.

14.       Interest Expense

Interest expense includes interest related to indebtedness for money borrowed, capital lease obligations, debt extinguishment expenses, and amortization of deferred financing fees. For the years ended December 31, 2015, 2014 and 2013 interest expense was as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Interest expenses on financial debt	$24,305	$16,254	$10,362
Amortization of deferred financing fees	1,795	7,250	1,503
Loss on refinancing	4,404	—	—
	$30,504	$23,504	$11,865

15.       Related Party Transactions

During 2015, the Company entered into a consulting agreement with a consultant to provide aeronautical engineering advisory services. The consultant was a former employee of MTN Group.

Class B Preferred Units. The Company paid the consultant $34,000 for his services during 2015. There were no outstanding balances due for his services at December 31, 2015. Transactions related to the Company’s joint venture investments in WMS and Santander are described in Note 7.

16.       Income Taxes

The Company is a U.S. limited liability company that is taxed as a partnership. The Company makes no provision for U.S. federal income taxes because the LLC members are responsible for the tax on their share of the taxable income or loss and are entitled to any available tax credits on their income tax returns.

Income taxes are calculated using the liability method of accounting. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets. Future income tax assets and liabilities are measured using tax rates and laws that are expected to apply when the temporary differences are expected to reverse.

As described on Note 4, on July 1, 2015, the Company completed its acquisition of 100% of the outstanding stock of SeaMobile via its wholly owned subsidiary Scisco, which was created for the acquisition and is taxed as a corporation for U.S. federal income tax purposes. Scisco files a consolidated U.S. federal income tax return. The Company’s entire U.S. and state tax provisions are attributable to the activities of Scisco.

The SeaMobile Acquisition was accounted for as a nontaxable business combination (stock purchase) for income tax purposes. As such, while SeaMobile’s basis in certain assets received a step-up for financial statement purposes, no such basis adjustment was recognized for tax. Consequently, the related financial statement amortization and depreciation of such purchase accounting adjustments are not deductible for income tax purposes. The related financial statements have been adjusted for the basis differences in assets and liabilities for purchase accounting resulting in deferred tax assets (liabilities) from a U.S. and state perspective for the activities of Scisco.

The Company also is subject to tax in multiple foreign jurisdictions on the operations of various foreign corporations held by both Scisco and EMC LLC.

The Company’s Current Provision for Income Taxes and Deferred Income Tax Expense for the years ended December 31, 2015, 2014 and 2013 are comprised of the following (in thousands):

	Year Ended December 31, 2015
	Current	Deferred	Total
U.S. federal	$1,810	$(1,459)	$351
U.S. state and local	71	(154)	(83)
Foreign	507	203	710
Income tax expense (benefit)	$2,388	$(1,410)	$978

	Year Ended December 31, 2014
	Current	Deferred	Total
U.S. federal	$—	$—	$—
U.S. state and local	—	—	—
Foreign	1,054	(208)	846
Income tax expense (benefit)	$1,054	$(208)	$846

	Year Ended December 31, 2013
	Current	Deferred	Total
U.S. federal	$—	$—	$—
U.S. state and local	—	—	—
Foreign	340	(206)	134
Income tax expense (benefit)	$340	$(206)	$134

The worldwide net income tax expense for the years ended December 31, 2015, 2014 and 2013 of approximately $1.0 million, $0.8 million and $0.1 million, respectively, differed from the consolidated book loss amount computed by applying the U.S. federal income tax rate of 35% to income before income taxes primarily due to the non-taxability of EMC LLC’s operations, the state tax provision and the foreign tax rate differential.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company’s net deferred income taxes as of December 31, 2015 and 2014 were attributable to the following (in thousands):

	As of December 31,
	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$681	$736
Accrued expenses	1,689	46
Equity based compensation	969	—
Other	873	2
Total gross deferred tax assets	4,212	784
Valuation allowance	(123)	—
Net deferred tax assets	4,089	784
Deferred tax liabilities:
Property and equipment	(11,070)	—
Investment in WMS, LLC	(22,588)	—
Intangible assets	(19,524)	—
Other	(170)	—
Total gross deferred tax liabilities	(53,352)	—
Net deferred tax (liability) asset	$(49,263)	$784

Net deferred income taxes as of December 31, 2015 and 2014 were comprised of the following jurisdictions:

	As of December 31,
	2015	2014
U.S. federal	$(48,759)	$—
U.S. state and local	(1,021)	—
Foreign	517	784
Net deferred tax (liability) asset	$(49,263)	$784

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The valuation allowance of approximately $0.1 million as of December 31, 2015 was related to the Company’s determination that it would not be able to utilize a portion of Scisco’s NOLs as a result of Section 382 of Internal Revenue Code, Limitation on net operating loss carryforwards and certain built-in losses following ownership change limitations (“Section 382”). There is no valuation allowance related to foreign deferred tax assets as of December 31, 2015.

As of December 31, 2015, the Company had net operating loss carryforwards (“NOLs”) for U.S. federal and state and local income tax purposes that either were generated from operations or were purchased in the SeaMobile Acquisition. As mentioned above, the Company’s ability to use the purchased NOLs has been restricted by Section 382 due to ownership changes. Significant changes in ownership in the future, if any, could further limit the utilization of carryforwards losses. As of December 31, 2015 and 2014, the Company had gross NOLs for both U.S. federal and various state and local income tax purposes of approximately $1.9 million and $0, respectively and for federal purposes $0.5 million and $0, respectively. The federal NOLs expire in 2017. The state NOLs have a full valuation allowance.

As of December 31, 2015, the Company had gross NOLs in foreign jurisdictions through its EMC Deutschland subsidiary. As of December 31, 2015 and 2014, EMC Deutschland had gross NOLs of approximately $1.9 million and $2.5 million, respectively, and for income tax purposes, $1.2 million and $1.9 million, respectively, for trade tax purposes. The foreign jurisdiction NOLs expire at various dates beginning in 2016 through 2025.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes it is more likely than not that the Company will generate sufficient taxable income to utilize its deferred tax assets as of December 31, 2015, including federal and state NOLs, within any applicable carryover periods, with the exception of certain Section 382 limited U.S. NOLs, state NOLs and a U.S. Federal capital losses carryforward, which totaled $0.1 million as of December 31, 2015.

As mentioned above, the Company is subject to U.S. federal income tax as well as income tax in multiple states and foreign jurisdictions. Tax years after 2012 are open to U.S. federal and state income tax examinations.

As of December 31, 2015, no U.S. federal income tax returns were under examination. The Company currently has an open examination in the State of New Jersey for returns filed for years ended December 31, 2011 to December 31, 2014. No significant issues have been identified to date.

Accounting for Uncertainty in Income Taxes

The Company adopted FASB ASC 740-10 Income Taxes, (“ASC 740-10”) which is intended to substantially reduce tax benefits (e.g., deductions, credits) from uncertainty in accounting for income tax positions. It prescribes under a two-step approach (i.e., recognition under the more-likely-than-not threshold and measurement under the cumulative probability) attribute for a tax position taken or expected to be taken in the tax return. ASC 740-10 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As of December 31, 2015 and 2014, in accordance with ASC 740-10 the Company has recorded a liability of $3.0 million for uncertain taxable positions in foreign jurisdictions. The Company believes that these income tax positions would not be sustained upon examination and accordingly has adjusted its books to reflect the liability. All other U.S. federal, state and foreign positions have been evaluated under ASC 740-10 and no uncertain tax positions have been identified. The Company does not anticipate any other adjustments that would result in a material change to its financial position or results of operations.

17.       Commitments and Contingencies

Commitments

One of the primary components of cost of the services offered by the Company is satellite capacity. During the years ended 2015, 2014 and 2013, the Company entered into contracts with suppliers of satellite capacity in order to provide services under long-term agreements. As of December 31, 2015, the Company had the following commitments for satellite capacity (in thousands):

Years ending December 31,
2016	$62,189
2017	38,692
2018	23,655
Thereafter	93,875
Total satellite capacity commitments	$218,411

The above schedule does not reflect increased commitments under the amended satellite capacity agreements addressed in the Subsequent Events footnote (Note 20) below.

As of December 31, 2015, the Company leased office space in Buenos Aires and Parana (Argentina), Miami, Miramar & Houston (USA), Nairobi (Kenya), Madrid (Spain), Oslo & Stavanger (Norway), Brasilia and San Pablo (Brazil), Abu Dhabi and Dubai (United Arab Emirates), London (UK) Jakarta (Indonesia) & Singapore. As of December 31, 2015, the Company had the following commitments relating to these office leases (in thousands):

Years ending December 31,
2016	$2,652
2017	2,313
2018	1,433
2019	681
2020	340
2021	339
Total office lease commitments	$7,758

Lease expenses for the years ended December 31, 2015, 2014 and 2013 amounted to $1.5 million, $1.5 million and $0.8 million, respectively, and are included in selling, general and administrative expenses.

Contingencies

In accordance with FASB ASC 450, Contingencies (“ASC 450”), the Company records a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Any liabilities are reviewed periodically and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although litigation is inherently unpredictable and it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable resolution or disposition of one or more of these contingencies.

The Company is, and from time to time may be, a party to routine legal proceedings incidental to the operation of its business. The outcome of any pending or threatened proceedings is not expected to have a material adverse effect on the financial condition, operating results or cash flows of the Company. Legal expenses related to these contingencies are expensed as incurred.

18.       Employee Benefit Plans

The Company and its U.S. subsidiaries maintain 401(k) retirement plans for the benefit of substantially all eligible U.S. employees. Participants can make contributions to the plans, which cannot exceed 15% of their gross compensation, as defined. Contributions charged to selling, general, and administrative expenses during the years ended December 31, 2015 and 2014 were $0.1 million.

19.       Major Concentrations

Monthly recurring services, which include telecommunication services, monitoring and bandwidth, represented 86%, 75% and 86% of the total revenues for years ended December 31, 2015, 2014 and 2013, respectively. Sale of equipment, which includes the sale of hardware and electronic components, represented 6%, 11% and 6%, of total revenues for the years ended December 31, 2015, 2014 and 2013, respectively. All other revenue streams, in the aggregate, were 8%, 14% and 8% of total revenues for years ended December 31, 2015, 2014 and 2013, respectively.

Additionally, as of December 31, 2015 and 2014, approximately 35% and 61% of the Company’s accounts receivable were from its top ten customers. As of December 31, 2014, one customer represented 18% of the accounts receivable balance. As of December 31, 2015, no customer represented more than 10% of accounts receivable balance.

As of December 31, 2014, two vendors represented approximately 16% of the Company’s purchases and fifteen vendors represented 70% of the Company’s accounts payable. As of December 31, 2015, one vendor represented 10% of the Company’s purchases.

20.       Subsequent Events

Global Eagle Entertainment Inc. Purchase

On May 9, 2016, the Parent entered into an Interest Purchase Agreement with GEE whereby GEE agreed to acquire all of the issued and outstanding membership interests of the Company. The transaction closed on July 27, 2016.

The purchase price for the Company, subject to customary working capital and other adjustments, consisted of: (i) $30 million in cash paid at closing; (ii) approximately 5.5 million shares of GEE common stock issued at the closing; (iii) GEE’s assumption of approximately $382 million of the Company’s indebtedness; (iv) the redemption in cash of approximately $55 million of existing Parent preferred stock; and (v) $25 million in deferred consideration to be paid in cash or newly issued GEE common stock (at the option of GEE) one year after the closing.

Effective upon the consummation of GEE’s acquisition of the Company and certain other conditions, certain amendments to the Refinanced Credit Agreement became effective, including amendments to increase the revolving loan commitment by $40.5 million, to include GEE as a guarantor under the Refinanced Credit Agreement and to modify certain covenants to reflect the inclusion of GEE as a guarantor under the Refinanced Credit Agreement.

Intelsat Corporation Agreement

During the second quarter of 2016, the Company entered into a new agreement with one of its satellite capacity vendors, Intelsat Corporation (“Intelsat”). Under this agreement, Intelsat will provide the Company with additional satellite capacity throughout multiple satellites in exchange for $40 million in additional purchases over and above the Company’s prior contractual commitment.

There were no other events subsequent to December 31, 2015, and through the consolidated financial statements issuance date of September 23, 2016, that would have had a material effect on the Company’s consolidated financial statements.